Exhibit 10.33
MUTUAL SETTLEMENT AND RELEASE AGREEMENT
     This Agreement (“Agreement”) is entered into by and among Melvin Ehrlich, an individual, and Artes Medical, Inc., a Delaware corporation (“Artes Medical”). The individual and corporation referred to above are at times hereinafter referred to as a “party” and are collectively referred to as the “parties.”
     WHEREAS, Mr. Ehrlich and Artes Medical are engaged in a dispute regarding the meaning and enforceability of that certain Warrant, dated January 18, 2004 (“Warrant”); and
     WHERAS, to avoid the uncertainty and expense of litigation, the parties would like to forever resolve any disputes related to the Warrant and which otherwise may exist between them;
     NOW THEREFORE, in consideration of the mutual covenants, promises, agreements, terms, and conditions set forth below, the parties agree as follows:
     1. The Recitals set forth above are included herein by reference as part of this Agreement among the parties.
     2. Artes Medical and Mr. Ehrlich agree as follows:
          (a) The terms of the Warrant shall be interpreted to provide that Mr. Ehrlich vested in a total of 117,647 shares of the Company’s Common Stock immediately prior to the closing of the Company’s initial public offering on December 26, 2006 (the “IPO”).
          (b) Mr. Ehrlich shall be deemed to have elected to purchase all 117,647 shares of Common Stock through the net issuance provisions set forth in Section 3 of the

Warrant, and using the IPO price of $6.00 per share as the fair market value of the Company’s Common Stock.
          (c) As a result of the net issuance provisions, Mr. Ehrlich was entitled to receive an aggregate of 34,313 shares of Common Stock. The Company has previously issued Mr. Ehrlich 7,603 shares of Common Stock under the Warrant, of which Mr. Ehrlich requested the Company to transfer 3,801 shares of Common Stock to Henderson & Caverly LLP.
          (d) Upon the Effective Date, Mr. Ehrlich is entitled to receive an aggregate of 26,710 shares of Common Stock from the Company (the “Shares”), as the balance of the shares of Common Stock he is entitled to receive as a result of his exercise of his 117,647 vested shares of Common Stock through the net issuance provisions of the Warrant.
          (e) Mr. Ehrlich agrees that the Shares are subject to market stand-off restrictions that provide that he can not sell (including, without limitation, any short sale) or otherwise transfer or dispose of the Shares prior to June 17, 2007 (subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc.). The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing market stand-off restrictions until the end of such market stand-off period.
          (f) Any certificates for the Shares shall bear the legends (and no other legends) attached hereto as Exhibit A. The Company has retained Mellon Investor

Services, LLC (“Mellon”) to serve as its transfer agent and registrar, and has elected to use Mellon’s Direct Registration System (“DRS”), a system for book-entry ownership that allows shares of Artes Medical to be owned, recorded and transferred electronically without having a physical stock certificate issued. Each stockholder may request a physical stock certificate at any time.
          (g) Notwithstanding the market standoff agreement, Mr. Ehrlich has requested the Company, and the Company agrees, to transfer 5,341 Shares to Henderson & Caverly LLP (with Mr. Ehrlich receiving the balance of 21,369 Shares), subject to Henderson & Caverly LLP executing the Investor Representation Agreement attached hereto as Exhibit B.
          (h) To lessen the administrative work, the parties have agreed not to issue a stock certificate to Mr. Ehrlich for the Shares, and require Mr. Ehrlich to return the certificate for cancellation so that certain of the Shares may be transferred to Henderson & Caverly LLP as outlined in (g) above. Mr. Ehrlich agrees that the Company shall have the appropriate number of Shares registered to him and Henderson & Caverly LLP in the DRS System maintained at Mellon.
          (i) The Company agrees that the Shares held by Mr. Ehrlich and Henderson & Caverly LLP are eligible for sale pursuant to Rule 144(k) under the Securities Act of 1933, as amended, and that such Shares shall be eligible for sale pursuant to Rule 144(k) at the expiration of the market stand-off restrictions on June 17, 2007; provided that Mr. Ehrlich and Henderson & Caverly LLP do not become an Affiliate of the Company (as defined in Rule 144) prior to June 17, 2007.

          (j) The parties each agree that the Warrant shall terminate and be of no further force or effect as of the Effective Date of this Agreement, and Mr. Ehrich shall have no further rights under the Warrant, and Artes Medical shall have no further obligations under the Warrant, except for the receipt or issuance, as applicable, of the Shares as required by this Section 2.
          (k) All share numbers and exercise prices in this Section 2 reflect the 4.25 for one (4.25:1) reverse split of the Company’s Common Stock, which the Company effected in connection with the closing of its IPO.
     3. In consideration of the releases provided for in this Agreement, Artes Medical shall:
          (a) Within two calendar days of the Effective Date, pay Mr. Ehrlich the total sum of Two Hundred and Fifty Thousand Dollars ($250,000.00), by cashier’s or certified check made payable to “Henderson & Caverly LLP Trust Account” (the “Cash Payment”); and
          (b) Issue Mr. Ehrlich a warrant to purchase up to 25,000 shares of Common Stock (the “New Warrant”) at an exercise price $8.07 per share. The New Warrant shall be in the form attached hereto as Exhibit C.
     4. Mr. Ehrlich acknowledges and agrees that he shall be solely responsible for any and all tax obligations, including but not limited to, all state and federal income taxes, social security withholding tax and other employment taxes, arising from Artes Medical’s issuance of the Shares (including the Shares issued to Henderson & Caverly LLP), the Cash Payment and the New Warrant. At Mr. Ehrlich’s request, Artes Medical shall prepare and issue Form 1099s within 2 calendar days of the Effective Date as follows: (i) a Form 1099 to Mr. Ehrlich for the Shares (including any Shares issued to Henderson & Caverly LLP) and (ii) a Form 1099 to Henderson & Caverly LLP Trust Account for the Cash Payment. Mr. Ehrlich acknowledges and agrees that Artes Medical has not withheld or paid any taxes on his behalf or on behalf of the Henderson & Caverly LLP Trust Account for the Shares, the Cash Payment or the New Warrant. Further, Mr. Ehrlich agrees that should there ever be a re-characterization of the tax liability for the Shares, the Cash Payment or the New Warrant such that Artes Medical is liable to a taxing authority for tax or penalties associated with a failure to withhold taxes, Mr. Ehrlich agrees to indemnify, hold harmless and defend Artes Medical against such liability and reimburse Artes Medical for all such taxes, interest, penalties, attorneys’ fees and costs Artes Medical may be required to pay on his behalf or on behalf of the Henderson & Caverly LLP Trust Account.
     5. Each party shall negotiate in good faith and execute any further documents as may be necessary to accomplish the full settlement and release as contemplated by this Agreement.
     6. Mr. Ehrlich acknowledges and agrees that the Shares and the New Warrant to be issued by the Company pursuant to the terms of this Agreement represent his entire interest in or right to acquire the capital stock of the Company (or rights or other securities exercisable or convertible into the capital stock of the Company).
     7. Each party hereto shall bear his/its own attorneys’ fees and costs in connection with this Agreement and the released matters referred to herein.

     8. In consideration of the above, the parties do, jointly and severally for themselves and their respective heirs, executors, administrators, successors, and assigns, fully and forever release, discharge and acquit each other party (the “Other Party”) and the Other Party’s respective stockholders, directors, officers, employees, agents, insurers, attorneys, servants, brokers, independent contractors, family members, lenders, successors, assigns, heirs, executors, administrators, counsel, and each of them (including in all cases past, current and future stockholders, directors, officers, employees, agents, insurers, attorneys, servants, brokers, independent contractors, family members, lenders, successors, assigns, heirs, executors, administrators, counsel) (the “Other Party’s Releasees”) of and from any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity and otherwise, the party may now or hereafter have, whether known or unknown, including without limitation, any and all claims, liabilities and causes of action arising out of or relating to Mr. Ehrlich’s employment with Artes Medical, the termination of Mr. Ehrlich’s employment, the Warrant, Mr. Ehrlich’s Employment Agreement, dated January 18, 2004, patent applications previously or in the future filed by Mr. Ehrlich (subject to Section 29 below), and any other topic whatsoever to the extent permitted by law; provided, however, that nothing herein shall release the Other Party or the Other Party’s Releasees from any of their obligations, representations, warranties or other duties under this Agreement.
     9. [Reserved]
     10. Each party agrees that if any provision of the release given by such party under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     11. Mr. Ehrlich promises and agrees that he will never sue the Company or any of the Company’s Other Party Releasees or Drs. Stefan Lemperle and Gottfried Lemperle, or otherwise institute or participate in any legal or administrative proceedings against the Company or any of the Company’s Other Party Releasees or Drs. Stefan Lemperle and Gottfried Lemperle, with respect to any claim covered by the release provisions of this Agreement. The Company promises and agrees that it will never sue Mr. Ehrlich or Mr. Ehrlich’s Other Party Releasees, or otherwise institute or participate in any legal or administrative proceedings against Mr. Ehrlich or any of Mr. Ehrlich’s Other Party Releasees, with respect to any claim covered by the release provisions of this Agreement.
     12. Mr. Ehrlich understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against the Company or any of the Company’s Other Party Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of

1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment and/or employment discrimination. Notwithstanding the foregoing, nothing in this Agreement affects Mr. Ehrlich’s right to indemnification pursuant to California Labor Code Section 2802, or prohibits Mr. Ehrlich from filing a charge with any relevant Federal, State or local administrative agency, but Mr. Ehrlich agrees not to participate in, and agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
     13. This Agreement is intended to include and be construed as a full and complete mutual release of any and all known and unknown claims by and between the respective Parties. It is understood and agreed that all rights under section 1542 of the California Civil Code and any similar law of any state or territory of the United States are hereby expressly waived. Said section reads as follows:
“1542. GENERAL RELEASE – CLAIMS EXTINGUISHED. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”.
     14. It is further understood that this Agreement includes a compromise of disputed claims, that this Agreement is not to be construed as an admission of liability or exoneration on the part of any Party, and that the Parties specifically deny any liability and intend merely to avoid litigation and buy their peace.

     15. The parties acknowledge that they, or any of them, may hereafter discover facts different from, or in addition to, those now known or believed to be true with respect to any matter released herein and hereby expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.
     16. It is understood and agreed that in executing this Agreement, the parties have relied wholly upon their own respective judgment, belief, and knowledge of the nature, extent, effect, and duration of their respective damages, loss, expense, or injuries and liability therefore, and this Agreement is executed without reliance upon any statement or representation of or by the released parties or their representatives. The parties further declare and represent that no promise, inducement, or agreement not herein expressed has been made to the parties. This Agreement contains the entire agreement and compromise among the parties regarding the matters set forth herein.
     17. The parties acknowledge that the terms of this Agreement have been completely read and explained to them by their respective attorney(s) of their choice, and that its terms are fully understood and voluntarily accepted by the parties.
     18. The parties represent and warrant that no person or entity, other than the undersigned has, or has had, any interest in the claims, demands, obligations, damages, causes of action, or other matters, released herein, that the undersigned have the right and authority to execute this Agreement, and that they have not sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

     19. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. The parties understand and acknowledge that each of them has had the opportunity to contribute to the drafting of this Agreement and agree that no provision hereof shall be construed against any party as being the draftsman.
     20. In the event a dispute arises to interpret or enforce the provisions of this Agreement, such dispute shall be arbitrated, following the same arbitration procedures set forth in Mr. Ehrlich’s Employment Agreement, dated January 18, 2004.
     21. In the event an action is commenced by either party against the other to interpret or enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and necessary disbursements incurred in connection with such action.
     22. No modification or waiver of any term of this Agreement shall be valid unless in writing and signed by the parties hereto. No waiver of any breach hereof shall be deemed a waiver of any subsequent breach or default of the same or similar nature.
     23. This Agreement shall be binding upon and shall inure to the benefit of all parties and their heirs, executors, administrators, successors, and assigns.
     24. Mr. Ehrlich acknowledges that this Agreement was first presented to him on March 14, 2007, that the terms of this Agreement have been negotiated by counsel for both parties, and that he is entitled to have 21 days’ time in which to consider the Agreement. Mr. Ehrlich acknowledges that he understands that he has the right to obtain the advice and counsel from the legal representative of his choice, and that he executes this Agreement having had sufficient time within which to consider its terms. Mr.

Ehrlich represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period.
     25. Mr. Ehrlich understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Mr. Ehrlich understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Mr. Ehrlich does not revoke the Agreement in writing. Mr. Ehrlich understands that this Agreement may not be revoked after the seven day revocation period has passed. Mr. Ehrlich understands that any revocation of this Agreement must be made in writing and delivered to the Company (to the attention of the Company’s Chief Legal Officer) within the seven day period, and that if he does so revoke the Agreement, he shall not be entitled to receive any of the benefits described herein. This Agreement does not waive or release any rights or claims Mr. Ehrlich may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.
     26. This Agreement shall become effective on the eighth (8th) day after execution by Mr. Ehrlich, so long as Mr. Ehrlich has not revoked it within the time and in the manner specified in Section 25 of this Agreement, referred to herein as the “Effective Date.”
     27. Mr. Ehrlich agrees that he will not (directly or indirectly) make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company or the Company’s Other Party Releasees. The

Company agrees that it will not (directly or indirectly) make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of Mr. Ehrlich or Mr. Ehrlich’s Other Party Releasees.
     28. Mr. Ehrlich promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this Agreement, including the amounts referred to in this Agreement, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Mr. Ehrlich has consulted such professional advisors. Mr. Ehrlich expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of the Company the fact or the terms of this Agreement. Similarly, the Company promises and agrees that, unless required under the rules and regulations of the SEC (as determined by the Company based on the advice of its corporate counsel) or compelled by legal process, it will not disclose to others and will keep confidential both the fact of and the terms of this Agreement, including the amounts referred to in this Agreement, except that it may disclose this information to its attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which the Company has consulted such professional advisors.
     29. Notwithstanding the releases above or anything to the contrary herein, Mr. Ehrlich acknowledges that he is a party to and covenants to remain bound by the terms and conditions of that certain Confidentiality Agreement, dated August 27, 2003, by and between the Company and him, and attached hereto as Exhibit D. Mr. Ehrlich represents and warrants that he does not have an ownership interest in, any licensed rights to or any other claims to the Company’s intellectual property rights (other than as a stockholder and provided, further, that the Company’s intellectual property shall not include any intellectual property that was independently developed by Mr. Ehrlich without any use of and without reference to the Company’s confidential information as demonstrated by Mr. Ehrlich’s records created at the time of such independent development), and that any patent(s) or patent application(s) in which he is listed as one of the inventors was not made, conceived, reduced to practice or developed (in whole or in part, either alone or jointly with others) during the time he provided services to the Company, and any such patent(s) or patent application(s) are not based on or derived from the Company’s confidential information that he obtained during his services to the Company.
     30. Copies of this Agreement signed in counterparts and transmitted by fax shall operate as originals.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below:

/s/ Melvin Ehrlich

Melvin Ehrlich, an Individual

Date:	March 27, 2007
ARTES MEDICAL, INC.

By:	/s/ Peter C. Wulff
Peter C. Wulff, Executive Vice President and Chief Financial Officer

Date:	April 2, 2007
[Signature Page to Mutual Settlement and Release Agreement]

APPROVED AS TO FORM.
HENDERSON & CAVERLY LLP

By:	/s/ Kristen E. Caverly
Kristen E. Caverly Attorneys for Melvin Ehrlich

Date:	March 27, 2007
HELLER EHRMAN LLP

By:	/s/ Jeffrey C. Thacker
Jeffrey C. Thacker Attorneys for Artes Medical, Inc.

By:	/s/ Daniel S. Silverman
Daniel S. Silverman Attorneys for Artes Medical, Inc.

Date:	April 2, 2007
[Signature Page to Mutual Settlement and Release Agreement]

Exhibit A
Stock Legends

The securities represented by this DRS Stock Distribution System Statement or stock certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state. These securities may not be sold, offered for sale, pledged or hypothecated unless (i) there is a registration statement in effect with respect to such securities under the Act, (ii) the Issuer has received an opinion of counsel reasonably satisfactory in form and content to the Issuer that such registration is not required or (iii) the securities are sold pursuant to Rule 144 of the Act.

The securities represented by this certificate DRS Stock Distribution System Statement or stock are subject the terms and conditions of an agreement with the Issuer entered into by the original holder of such securities, providing for, among other things, a lock-up period of up to 180 days after the effective date of the Issuer’s registration statement filed under the Securities Act of 1933, as amended, and may not be offered for sale, sold, contracted for sale, pledged or otherwise disposed of prior to June 17, 2007 without the consent of the Issuer. A copy of such agreement may be obtained from the Issuer without charge upon request. Such lock-up period is binding on transferees of these securities.

A full statement of the rights, preferences, privileges and restrictions granted or imposed upon the respective classes and series of shares of the Issuer and upon the holders thereof are set forth in Article IV of the Issuer’s Amended and Restated Certificate of Incorporation. A copy of such Amended and Restated Certificate of Incorporation may be obtained from the Issuer without charge upon request.

Exhibit B
Investor Representation Agreement

INVESTOR REPRESENTATION AGREEMENT
March 30, 2007
Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, CA 92121
Ladies and Gentlemen:
     Reference is made to the 5,341 shares of Common Stock of Artes Medical, Inc., a Delaware corporation (the “Company”), issued by the Company (the “Securities”), which Henderson & Caverly LLP (“H&C”) is acquiring pursuant to the Mutual Settlement and Release Agreement between the Company and Melvin Ehrlich (“Ehrlich”).
     This will confirm to the Company that H&C will take the Securities subject to and hereby assumes and accepts all the terms and conditions, provisions, rights and obligations contained in all written agreements between the Ehrlich and the Company concerning the Securities, including, without limitation, market stand-off restrictions that provide that H&C can not sell (including, without limitation, any short sale) or otherwise transfer or dispose of the Securities prior to June 17, 2007 (subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc.).
     H&C hereby confirms to the Company that (i) it is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933 (the “Act”); (ii) it has such knowledge and experience in financial, tax, and business matters so as to utilize information made available to it in order to evaluate the merits and risks of an investment decision with respect thereto; (iii) it has had the opportunity to ask questions and receive and review such answers and information concerning the Company as it has deemed pertinent; (iv) it is not relying on the Company respecting the tax and other economic considerations of an investment in the Company; (v) it is acquiring the Securities solely for its own account for investment and not with a view to resale or distribution; (vi) it agrees to be bound by all of the terms and conditions, provisions, rights and obligations of the above referenced agreements as if H&C was Ehrlich and (vii) it will abide by all of the transfer restrictions on the Securities resulting from the above referenced agreements, including without limitation, any market stand-off provisions.
     It is H&C’s understanding that the certificate evidencing the Securities will bear legends which restrict the sale, transfer or other disposition of the Securities.

Very truly yours, HENDERSON & CAVERLY LLP
By:	/s/ Kristen E. Caverly
Kristen E. Caverly

Exhibit C
New Warrant